Exhibit 99.1

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q3 2006 Results

•	Q3 net income of $9.6 million, up 60% over Q3 2005
•	Year-to-date net income of $22.2 million; diluted EPS of $0.82 per share
•	Backlog of $9.0 billion, up 13% from year end
•	Initiates diluted EPS guidance for 2007 of $2.00 to $2.20

Framingham, MA – November 2, 2006 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the third quarter ended September 30, 2006.

Third Quarter Results

Net income was $9.6 million for the third quarter of 2006, a 60% increase compared to third quarter net income of $6.0 million in 2005. Diluted earnings per common share were $0.36 for the third quarter of 2006, as compared to $0.22 for the third quarter of 2005. The third quarter of 2006 results were favorably impacted by approximately $10.9 million from profit adjustments on projects in Iraq including savings on project execution and contract closeout, partially offset by the impact of approximately $6.7 million from downward profit adjustments in civil operations, including a roadway project in Maryland. Also, the third quarter of 2006 results were impacted by a $4.0 million pretax charge (or $0.09 per diluted share) related to stock-based compensation expense resulting from restricted stock units granted in April and May of 2006.

Revenues from construction operations were $773.3 million for the third quarter of 2006, up 103% compared to revenues of $380.3 million reported for the third quarter of 2005. The increase in revenues is due primarily to the addition of Rudolph and Sletten, and to an increased volume of work in the building segment’s hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report a profitable performance for the third quarter of 2006. Our backlog is converting to revenue as expected. In addition, we have added new work to our backlog during 2006 at a faster pace than our revenue burn-off, resulting in a backlog of $9.0 billion at September 30, 2006. Given the visibility provided from this backlog, we look forward to what we anticipate will be a record year in 2007 for revenues and earnings per share.”

Nine Month Results

For the first nine months of 2006, net income was $22.2 million, as compared to $18.0 million for the first nine months of 2005. Diluted earnings per common share were $0.82 for the first nine months of 2006, as compared to $0.66 for the first nine months of 2005. Net income for the first nine months of 2006 was impacted by a $12.6 million pretax charge (or $0.29 per diluted share) related to stock-based compensation expense resulting from restricted stock units granted in April and May of 2006.

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November 2, 2006	Perini Q3 Results	Page 2

Revenues from construction operations were $2.1 billion for the first nine months of 2006, as compared to revenues of $1.1 billion for the first nine months of 2005. The increase in revenues is due primarily to the addition of Rudolph and Sletten, and to an increased volume of work in the building segment’s hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005.

Backlog at $9.0 Billion

The backlog of uncompleted construction work at September 30, 2006 was $9.0 billion, a 13% increase from the backlog of $7.9 billion reported at December 31, 2005. The September 30, 2006 backlog includes new contract awards added during the third quarter of 2006 totaling $719 million, including the addition of $256 million of new awards at Rudolph and Sletten including $222 million of healthcare related awards, $225 million in new civil construction contracts, and approximately $164 million of additional work in the hospitality and gaming market in Las Vegas, Nevada, Connecticut and Maryland.

Financial Condition Remains Strong in 2006

The Company’s financial condition remained strong at September 30, 2006. Working capital increased from $153.3 million at December 31, 2005 to $171.6 million at September 30, 2006. A strong balance sheet, including shareholders’ equity totaling $214.0 million at September 30, 2006, and an additional $38.4 million available under the Company’s credit facility, are available to support the Company’s substantial backlog.

Outlook

As a result of increased volume in the building segment and a strong profit contribution from the management services segment, the Company is refining its 2006 guidance for revenues to a range of $2.7 to $2.9 billion, and increased its diluted earnings per share guidance from prior guidance of $1.00 to $1.10 to a range of $1.10 to $1.20.

Looking ahead to 2007, as a result of an anticipated increase in revenues from the building segment, as well as another strong profit contribution from the management services segment and improved performance from the civil segment, the Company’s initial guidance for 2007 is for revenues in the range of $3.8 to $4.0 billion and diluted earnings per share ranging from $2.00 to $2.20.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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November 2, 2006	Perini Q3 Results	Page 3

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months		For the Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2006	2005	2006	2005
Construction Revenues:
Building	$ 643,642	$ 246,976	$ 1,714,014	$ 719,415
Civil	64,012	77,860	206,347	191,956
Management services	65,628	55,478	178,146	218,880
TOTAL CONSTRUCTION REVENUES	$ 773,282	$ 380,314	$ 2,098,507	$ 1,130,251

Gross profit	$ 43,131	$ 24,787	$ 112,469	$ 71,955
General and administrative expenses	26,181	14,710	72,595	40,982
Income from construction operations	16,950	10,077	39,874	30,973
Other income (expense), net	638	114	1,311	(382)
Interest expense	(979)	(418)	(2,846)	(1,091)
Income before income taxes	16,609	9,773	38,339	29,500
Provision for income taxes	(7,026)	(3,821)	(16,105)	(11,538)
NET INCOME	$ 9,583	$ 5,952	$ 22,234	$ 17,962

Less: Dividends accrued on Preferred Stock	-	(297)	(166)	(891)
Excess of fair value over carrying value upon redemption
of Preferred Stock	-	-	(253)	-
Net income available for common stockholders	$ 9,583	$ 5,655	$ 21,815	$ 17,071

BASIC EARNINGS PER COMMON SHARE	$ 0.36	$ 0.22	$ 0.83	$ 0.67

DILUTED EARNINGS PER COMMON SHARE	$ 0.36	$ 0.22	$ 0.82	$ 0.66

Weighted average common shares outstanding:
Basic	26,443	25,541	26,240	25,392
Effect of dilutive stock options, warrants and
restricted stock units outstanding	338	495	462	623
Diluted	26,781	26,036	26,702	26,015

Selected Balance Sheet Data (Unaudited)

(In Thousands of Dollars)

	September 30,	December 31,
	2006	2005
Total assets	$1,038,963	$915,256
Working capital	$ 171,563	$153,335
Long-term debt, less current maturities	$ 36,727	$ 39,969
Stockholders’ equity	$ 214,019	$183,175

November 2, 2006	Perini Q3 Results	Page 4

Contact Information:

CCG Investor Relations
10960 Wilshire Boulevard
Suite 2050
Los Angeles, California 90024
(310) 231-8600 ext. 103
Crocker Coulson, President

Elaine Ketchmere, Vice President

Perini Corporation

73 Mount Wayte Ave.

Framingham, MA 01701

(508) 628-2295

Michael E. Ciskey, Vice President &

Chief Financial Officer